Exhibit 10(xxx)

SECOND AMENDMENT TO

CAMCO FINANCIAL CORPORATION

AND AFFILIATE

DIRECTOR DEFERRED COMPENSATION PLAN

This Second Amendment to the Camco Financial Corporation and Affiliate Director Deferred Compensation Plan (this “Second Amendment”) is made as of this 15th day of December, 2011.

WHEREAS, Camco Financial Corporation (the “Company”) previously adopted the Camco Financial Corporation and Affiliate Director Deferred Compensation Plan (the “Plan”) effective May 27, 1997; and

WHEREAS, the Company wishes to amend the Plan to clarify the application of the rules set forth in Section 409A of the Internal Revenue Code of 1986 to the Plan; and

WHEREAS, this Second Amendment supersedes and replaces the First Amendment to the Camco Financial Corporation and Affiliate Director Deferred Compensation effective as of December 22, 2010.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The definition of “Affiliate” in Section 2 is hereby deleted in its entirety and the following is substituted therefor:

“Affiliate” means any entity with whom the Company would be treated as a single employer under Sections 414(b) or (c) of the Code, but modified by any provision of the Code relevant to the purposes for which the provision is being applied.

2.	Section 4.B of the Plan is hereby amended by adding the following to the end thereof:

For purposes of this Section 4.B, a Director is “first eligible” to participate in this Plan if the Director is not eligible to participate in any other agreement, method, plan, program or arrangement maintained by the Company or an Affiliate that, along with the Plan, would be treated as a single plan for purposes of Section 409A of the Code.

3.	The Section 5.B of the Plan is hereby deleted in its entirety and the following is substituted therefor:

A Participant’s Deferred Compensation Account shall be distributed to the Participant either in a single lump sum or in equal annual installments over a period of not more than five (5) years, as elected by the Participant at the time the Participant first makes an election to defer Eligible Compensation under this Plan, pursuant to Section 4.B of the Plan. Any subsequent change to the form of distribution of the Participant’s Accounts must comply with the requirements of Section 5.F.

If a Participant does not make any election as to the time or form of distribution, the Participant’s Deferred Compensation Account shall be distributed in a single lump sum upon the Participant’s termination.

If, as of any Adjustment Date, the present value of the remaining payments to a Participant is less than $1,000, the Plan Administrator may pay such amount to the Participant in a lump sum, provided that the payment results in the termination and liquidation of the Participant’s entire interest in the Plan, including all agreements, methods, programs or other arrangements that, along with the Plan, would be treated as a single plan under Section 409A of the Code.

Cash accounts shall be distributed in cash. Stock Accounts shall be distributed either in Common Share or in cash at the election of the Plan Administrator.

Notwithstanding the foregoing, with respect to any Participant who, as of December 15, 2011 had yet to begin receiving payment under the Plan, payment of such Participant’s Deferred Compensation Account shall be made at the time and in the form that will result in the latest payment date, in accordance with Section VII(D) of Internal Revenue Service Notice 2010-6, as modified by Internal Revenue Service Notice 2010-80

4.	Section 5.C of the Plan is hereby amended by adding the following to the end thereof:

Notwithstanding the foregoing, a Participant shall not have incurred a “severe financial hardship” unless such severance financial hardship also constitutes an “Unforeseeable Emergency” within the meaning of Section 409A of the Code.

5.	The Plan is hereby amended by adding new Section 5.F as follows:

F.	Any change to the form of distribution by a Participant must comply with the requirements of Section 409A of the Code, including the requirements that: (i) the election not become effective for 12 months after it is made; (ii) the new distribution date must be at least 5 years later than the originally scheduled distribution date; and (iii) with respect to a distribution payable at a specified date, the election must be made at least 12 months prior to the originally scheduled distribution date.

6.	The Plan is hereby amended by adding new Section 16 as follows:

16.

Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code and shall be administered and construed consistent with this intent. Any distributions upon a Participant’s termination of service as a Director must also constitute a

“separation from service” within the meaning of Section 409A of the Code. Nothing herein shall be construed as a guarantee of any particular tax treatment to the Participant. Neither the Company nor an Affiliate shall have any liability to a Participant in the event that this Plan fails to comply with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed effective as of the date first set forth above.

CAMCO FINANCIAL CORPORATION

By:	/s/ James E. Huston

Its:	Chairman/CEO/President